Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Media:

Lynne Baker

847/851-7006

www.careered.com

Investors:

Karen King

847/585-3899

www.careered.com

Career Education Corporation Provides Update

On Department of Justice Investigations

Department of Justice Declines Prosecution and Closes Grand Jury Investigation

HOFFMAN ESTATES, IL, April 20, 2007 — Career Education Corporation (NASDAQ: CECO) announced today that the U.S. Department of Justice ("Justice Department") in Chicago notified the company on April 19, 2007 that it was declining prosecution and closing its grand jury investigation of the company.  The company first became aware of and disclosed the investigation in 2004. With the notification from the Justice Department, the investigation has now been terminated with no action taken against the company.

As previously disclosed, the company received a letter from the Civil Division of the Justice Department in Washington D.C. dated May 30, 2006 advising the company that it was reviewing allegations that certain of its schools may have submitted false claims or statements to the U.S. Department of Education.  The letter requested that the company provide documents relating to various subject areas.  The Justice Department has indicated that this review is informational in nature. The company has voluntarily responded to the Justice Department's request for information and has fully cooperated with it.  The company believes this Civil Division informational review is ongoing.

About Career Education Corporation

The colleges, schools and universities that are part of the Career Education Corporation (CEC) family offer high quality education to approximately 90,000 students across the world in a variety of career-oriented disciplines. The 75-plus campuses that serve these students are located throughout the U.S., and in Canada, France, Italy and the United Kingdom, and offer doctoral, master’s, bachelor’s, and associate degrees and diploma and certificate programs. Approximately one third of students attend the web-based virtual campuses of American InterContinental University Online and Colorado Technical University Online.

Career Education is an industry leader whose gold-standard brands are recognized globally. Those brands include, among others, the Le Cordon Bleu Schools North America; the Harrington College of Design; the Brooks Institute of Photography; the Katharine Gibbs Schools; American InterContinental University; Colorado Technical University and Sanford-Brown Institutes and Colleges. The mission of CEC, through its schools, its educators, and its employees is education—their primary goal, to enable students to graduate successfully and pursue rewarding careers.

For more information see www.careered.com. The company’s website also has a detailed listing of individual campus locations and web links for its 75-plus colleges, schools and universities.

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